Exhibit 10.38

Loan Agreement

Yoo Ha Asset Co., Ltd. (hereinafter referred to as the “Creditor”) and GLAAM Co., Ltd. (hereinafter referred to as the “Debtor”), hereby enter into a loan agreement as follows.

Article 1  (Borrowing Amount)

Creditor lends KRW one billion (KRW 1,000,000,000) (the “Principal Amount”) to Debtor, and Debtor borrows the Principal Amount on September 4, 2023.

Article 2  (Borrowing Purpose)

The KRW 1 billion loan extended by Creditor shall be exclusively allocated by Debtor for the purpose of facilitating a merger with the SPAC listed on Nasdaq. This allocation encompasses expenses directly associated with the merger, such as fees for legal and accounting consultations, acquisition of raw materials, bolstering working capital, and preparations necessary for the Nasdaq listing.

Article 3  (Repayment)

Debtor shall repay the Loan on November 20, 2023, upon notification to Creditor, provided that Debtor possesses sufficient funds following the successful listing on NASDAQ or upon the receipt of the first and second installments of the Incheon Yeongjongdo Inspire Project account receivables. In the event it becomes necessary, Debtor may exercise the option to extend the maturity date to December 15, 2023.

As collateral for the Loan, Debtor shall pledge the first and second installments of the Yeongjongdo Inspire Project account receivables to Creditor, ensuring that Creditor has a security interest in said receivables until the complete repayment of both principal and accrued interest.

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Article 4  (Interest Payment)

Interest on the Principal Amount shall accrue at a fixed annual rate of 12%, computed in accordance with the maximum borrowing term of three months. Debtor shall make interest payments in accordance with the terms and conditions specified herein, subject to the bank account and payment method designated by Creditor and agreed upon by both parties.

Article 5  (Default Penalty)

In the event that Debtor fails to repay the borrowed amount as specified in Article 3 or loses the benefit of the agreed-upon due date, Debtor shall be liable to Creditor for delay damages. Such delay damages shall accrue at a rate of 20% per annum on the outstanding borrowed amount for each day of delay, calculated on a daily basis, with one year considered as 365 days.

Article 6  (Indemnification)

Debtor agrees that the loan amount of KRW one billion shall be used exclusively for the purpose outlined in this Agreement. Any deviation from the stated purpose shall constitute a breach of this Agreement and may result in civil and criminal liability.

To confirm and prove the contents of the above agreement, two copies of this agreement shall be executed, and each copy shall be kept by Creditor and Debtor, respectively, after being signed and sealed.

September 1, 2023

Creditor Name : /s/ Yoo Ha Asset Co., Ltd.	Debtor Name : GLAAM Co., Ltd.

Address: 1F, Dream Tower, 14-gil, Banpodae-ro, Seoul, ROK	Representative Director : /s/Keong Rae Kim

Corporate Registration Number : 110111-8728490	Address: 298-42, Cheongbukjungang-ro, Pyeongtaek-si, Gyeonggi-do, ROK

Business Registration Number : 211-87-65996

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